Exhibit 10.16

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “Amendment”) is entered into this 2nd day of November, 2005, by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), and SigmaTel, Inc., a Delaware corporation (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) dated July 29, 2004, whereby Landlord leased to Tenant certain premises consisting of 72,824 square feet of Net Rentable Area (the “Original Premises”) consisting of the entire first, second and third floors of the C Wing of the building known as Two Barton Skyway (the “Building”) located at 1601 South Mo-Pac Expressway, Austin, Texas 78746;

WHEREAS, on or about March 4, 2005, pursuant to Section 3.06 of the Lease, Tenant leased the Must Take Premises (as defined in the Lease) consisting of 21,512 square feet of Net Rentable Area located on the first floor of the D Wing of the Building, thereby expanding the Original Premises and resulting in a total of 94,336 square feet of Net Rentable Area (the “Original Premises”, as used hereafter in this Amendment shall mean the Original Premises of 72,824 square feet of Net Rentable Area as increased by the 21,512 square feet of Net Rentable Area of the Must Take Premises); and

WHEREAS, as of the First Expansion Premises Commencement Date (as hereinafter defined), Landlord and Tenant have agreed to expand the Original Premises by adding 24,882 square feet of Net Rentable Area located on the second floor of the D Wing of the Building (the “First Expansion Premises”), and further desire to extend the Term of the Lease and otherwise amend the Lease.

NOW, THEREFORE, for and in consideration of the mutual terms and conditions expressed herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Rentable Area of Premises.

A. Effective as of the earlier of (i) substantial completion of the leasehold improvements to be completed in the First Expansion Premises (as determined in accordance with Section 3.02 of the Lease), or (ii) September 1, 2006 (the earlier of such dates being referred to herein as the “First Expansion Premises Commencement Date”), the Original Premises shall be expanded by the addition of the First Expansion Premises, thereby resulting in a total of 119,218 square feet of Net Rentable Area of the Premises (as hereinafter defined). All references in the Lease to the “Premises” from and after the First Expansion Premises Commencement Date shall mean the Original Premises and the First Expansion Premises. The floor plan for the First Expansion Premises is attached hereto as Exhibit A-1 and is made a part of the Lease for all purposes.

B. Effective as of November 1, 2007 (the “Second Expansion Premises Commencement Date”), the Premises shall be expanded by the addition of 25,220 square feet of Net Rentable Area located on the third floor of the D Wing of the Building (the “Second Expansion Premises”), thereby resulting in a total of 144,438 square feet of Net Rentable Area of the Premises. All references in the Lease to the “Premises” from and after the Second Expansion Premises Commencement Date shall mean the Original Premises, the First Expansion Premises and the Second Expansion Premises. The floor plan for the Second Expansion Premises is attached hereto as Exhibit A-2 and is made a part of the Lease for all purposes. The First Expansion Premises and the Second Expansion Premises are referred to herein collectively as the “Expansion Premises”.

2. Term. Notwithstanding anything contained in Section 1.01G or any other provision of the Lease to the contrary, the Expiration Date of the Lease with respect to the Premises is hereby extended to be August 31, 2013, and the Term of the Lease, notwithstanding anything contained in Section 1.01H or any other provision of the Lease to the contrary, unless the Lease is sooner terminated as provided therein, shall continue through 11:59 p.m. on the Expiration Date of August 31, 2013. Pursuant to the foregoing, the “Term” of the Lease, with respect to both the Original Premises and the Expansion Premises, shall be coterminus.

3. Rent.

A. Base Rent payable for the Original Premises shall continue to be paid in accordance with the terms of the Lease, including the Base Rent rates and adjustments set forth therein, as amended by this Paragraph 3, through December 31, 2011. Commencing on January 1, 2012, the Base Rent rate payable for the Original Premises shall be adjusted to be equal to the Base Rent rate then payable for the Expansion Premises, and on January 1st of each year during the Term thereafter, the Base Rent rate for the Original Premises shall increase at the rate of $0.50 per square foot of Net Rentable Area of the Original Premises. Base Rent for the Original Premises is more fully set forth below:

Dates	Annual Base Rent	Monthly Base Rent	Base Rent per Square Foot per Annum of Net Rentable Area of the Original Premises
First Premises Expansion Commencement Date- 10/31/07	$1,202,784.00	$100,232.00	$12.75
11/01/07-10/31/09	$1,297,120.00	$108,093.33	$13.75
11/01/09-12/31/11	$1,391,456.00	$115,954.66	$14.75
1/01/12-12/31/12	$1,627,296.00	$135,608.00	$17.25
1/01/13-8/31/13	$1,674,464.00	$139,538.66	$17.75

B. Commencing on the First Expansion Premises Commencement Date, and continuing to, but not including, January 1, 2007, Base Rent for the First Expansion Premises shall be $354,568.50 per annum ($29,547.38 per month based upon $14.25 per square foot per annum of Net Rentable Area of the First Expansion Premises), and such Base Rent for the First Expansion Premises shall be added to the Base Rent then payable by Tenant for the Original Premises. Base Rent for the First Expansion Premises is more fully set forth in Paragraph 3D below.

C. Commencing on the Second Expansion Premises Commencement Date, and continuing to, but not including, January 1, 2008, Base Rent for the Second Expansion Premises shall be $371,995.00 per annum ($30,999.58 per month based upon $14.75 per square foot per annum of Net

Rentable Area of the Second Expansion Premises), and such Base Rent for the Second Expansion Premises shall be added to the Base Rent then payable by Tenant for the remainder of the Premises. Base Rent for the Second Expansion Premises is more fully set forth in Paragraph 3D below.

D. On January 1st of each year during the Term, the Base Rent rate for the Expansion Premises then constituting a portion of the Premises shall increase at the rate of $0.50 per square foot of Net Rentable Area of such Expansion Premises per year, and the Base Rent for the Expansion Premises then constituting a portion of the Premises shall be calculated by multiplying the Base Rent rate then in effect pursuant to this Paragraph 3D by the number of square feet of Net Rentable Area of the Expansion Premises then constituting a portion of the Premises. Commencing on the First Expansion Premises Commencement Date, Base Rent for the Expansion Premises then constituting a portion of the Premises shall be as set forth below (which Base Rent shall be added to the Base Rent then payable by Tenant for the Original Premises as set forth in Paragraph 3A above):

Dates	Annual Base Rent		Monthly Base Rent	Base Rent per Square Foot per Annum of Net Rentable Area of the Expansion Premises
First Premises Expansion Commencement Date- 12/31/06	$354,568.50	[1]	$29,547.38	$14.25
1/01/07- 10/31/07	$367,009.50		$30,584.13	$14.75
11/01/07-12/31/07	$739,004.50	[2]	$61,583.71	$14.75
1/01/08-12/31/08	$764,055.50		$63,671.29	$15.25
1/01/09-12/31/09	$789,106.50		$65,758.88	$15.75
1/01/10-12/31/10	$814,157.50		$67,846.46	$16.25
1/01/11-12/31/11	$839,208.50		$69,934.04	$16.75
1/01/12-12/31/12	$864,259.50		$72,021.63	$17.25
1/01/13-8/31/13	$889,310.50		$74,109.21	$17.75

[1]	This amount reflects Base Rent for the First Expansion Premises only; provided, however, Base Rent for the First Expansion Premises shall not be added to the Base Rent then payable by Tenant for the Original Premises until such time as the First Expansion Premises Date occurs.
[2]	This amount (and all other amounts subsequent to this amount in this table) reflect Base Rent for the entire Expansion Premises.

E. The first installment of Base Rent for the First Expansion Premises, as set forth in this Paragraph 3, shall be due and payable on or before the First Expansion Premises Commencement Date. Additional installments of Base Rent for the Expansion Premises then constituting a portion of the Premises, in addition to the installments of Base Rent for the Original Premises, shall be payable monthly thereafter through the Expiration Date in accordance with the terms of the Lease, as amended by this Paragraph 3.

4. Tenant’s Share. Tenant’s Share, as set forth in Section 1.01K of the Lease, shall be recalculated as of the First Expansion Premises Commencement Date and Second Expansion Premises Commencement Date in accordance with Section 5.04 of the Lease, and Tenant’s Share is stipulated to be as follows:

A.	60.94% from and after the First Expansion Premises Commencement Date through the date preceding the Second Expansion Premises Commencement Date (calculated by dividing 119,218, the total number of square feet of Net Rentable Area of the Premises as of the First Expansion Premises Commencement Date, by 195,639, the total number of square feet of Net Rentable Area of the Building as of the First Expansion Premises Commencement Date).

B.	73.83% from and after the Second Expansion Premises Commencement Date through the Expiration Date (calculated by dividing 144,438, the total number of square feet of Net Rentable Area of the Premises as of the Second Expansion Premises Commencement Date, by 195,639, the total number of square feet of Net Rentable Area of the Building as of the Second Expansion Premises Commencement Date).

5. Improvements.

A. Landlord hereby grants Tenant (i) a total allowance equal to $20.00 per square foot of Net Rentable Area of the First Expansion Premises (“Tenant’s First Expansion Allowance”), and (ii) a total allowance equal to $16.50 per square foot of Net Rentable Area of the Second Expansion Premises (“Tenant’s Second Expansion Allowance”) to be used towards the payment of any and all hard and soft costs incurred by or on behalf of Tenant in connection with the construction, installation and/or modification of the leasehold improvements to be completed in the First Expansion Premises and Second Expansion Premises, respectively, including, but not limited to, architectural fees, mechanical, electrical and preliminary design fees and construction management fees. In addition to Tenant’s First Expansion Allowance and Tenant’s Second Expansion Allowance (collectively, “Tenant’s Allowance”), Landlord hereby grants Tenant an additional allowance up to a total of $5.00 per square foot of Net Rentable Area of the Expansion Premises (the “Additional Allowance”) to be used towards the payment of additional costs incurred by Tenant solely in connection with the construction, installation and/or modification of the leasehold improvements to be completed in the First Expansion Premises which exceed Tenant’s First Expansion Allowance, which Additional Allowance shall be funded pursuant to Paragraph 5B below.

B. Tenant’s Allowance (and the Additional Allowance with respect to the First Expansion Premises only) shall only be available to Tenant during the period commencing on the date of the full execution of this Amendment and terminating ninety (90) days after the First Expansion Premises Commencement Date, after which period, any unused portion of Tenant’s Allowance (and the Additional Allowance with respect to the First Expansion Premises only) shall be unavailable to Tenant and shall remain the property of Landlord. Landlord shall have no obligation to fund any portion of the Additional Allowance unless and until the entire amount of Tenant’s First Expansion Allowance has been funded in accordance with this Paragraph 5B. Landlord shall pay portions of Tenant’s Allowance and the Additional Allowance (once Tenant’s First Expansion Allowance has been fully funded) from time to time within thirty (30) days following Landlord’s receipt of a request for funding of a portion of Tenant’s Allowance or the Additional Allowance, as applicable, together with lien releases and waivers, invoices detailing the costs of improvements requested by Tenant and such other documentation as Landlord may reasonably require for the costs of leasehold improvements to be reimbursed by Tenant’s request of a portion of Tenant’s Allowance or the Additional Allowance, as applicable.

C. Notwithstanding anything contained in the Lease or this Amendment to the contrary, the full amount of the Additional Allowance utilized for the payment of additional costs incurred by Tenant solely in connection with the construction, installation and/or modification of the leasehold improvements to be completed in the First Expansion Premises and funded by Landlord to Tenant pursuant to Paragraph 5B above shall be added to the Base Rent due and payable by Tenant under the Lease for the entire Premises and amortized on a straight-line basis (based upon an interest rate of ten percent (10%) per annum) over the Term beginning on the First Expansion Premises Commencement Date and continuing through the Expiration Date. Tenant shall have no right to request or apply the funding of any portion of Tenant’s Allowance (or the Additional Allowance with respect to the First Expansion Premises only) allocated to one (1) portion of the Expansion Premises to any portion of Tenant’s Allowance (or the Additional Allowance with respect to the First Expansion Premises only) allocated to any other portion of the Expansion Premises.

D. The leasehold improvements to be completed in the Expansion Premises shall be constructed and installed in accordance with plans and specifications, cost allocations and other requirements (collectively, the “Plans”) mutually agreed upon by Landlord and Tenant. Tenant shall not be allowed to construct or install any portion of such leasehold improvements unless and until Landlord and Tenant have mutually agreed upon the Plans therefor. Landlord shall not be obligated to make, and Tenant shall not be authorized to make, any additional improvements or alterations to the Expansion Premises except as contemplated in this Amendment or as provided in, and in accordance with, the Lease.

6. Security Deposit. On or before the First Expansion Premises Commencement Date, Tenant shall deliver to Landlord an additional $1,000,000.00 letter of credit (to supplement the existing $500,000.00 letter of credit (collectively, the “Security Deposit”)) issued by a national banking association and in form and substance reasonably satisfactory to Landlord. The term “Security Deposit” as used in the Lease and this Amendment shall refer to the Security Deposit defined in this Paragraph 6 for all purposes. Notwithstanding anything contained in the Lease to the contrary, so long as no Event of Default has occurred and is continuing on the First Expansion Premises Commencement Date and on each anniversary of the First Expansion Premises Commencement Date thereafter, then the Security Deposit shall be reduced by $375,000.00 per year beginning on the fourth (4th) anniversary of the First Expansion Premises Commencement Date and continuing annually thereafter until the Security Deposit is reduced to $0.00.

7. Lease Provisions.

A. Rider No. 2 (Extension Option) is hereby deleted from the Lease in its entirety.

B. Tenant hereby waives its Right of First Opportunity (set forth in Rider No. 3 to the Lease) and Right of First Refusal (set forth in Rider No. 4 to the Lease) with respect to the First Expansion Premises.

C. Landlord is currently negotiating a lease with Intel Corporation, a Delaware corporation (“Intel”), for certain premises consisting of the entire fourth floor of the C and D Wings of the Building (collectively, the “Intel Space”), which Intel Space comprises a portion of the space referenced in Tenant’s Right of First Opportunity and Right of First Refusal. Tenant hereby consents to the leasing of the Intel Space to Intel, and hereby further agrees to subordinate its Right of First Opportunity and Right of First Refusal with respect to such Intel Space to the right of Intel to lease such Intel Space from Landlord. Notwithstanding anything to the contrary contained herein, in the event the lease between Landlord and Intel for the Intel Space is not consummated, then Tenant’s Right of First Opportunity and Right of First Refusal with respect to the Intel Space shall immediately cease to be subordinate to the right of Intel to lease such Intel Space, and Tenant shall thereafter have all of its rights with respect to such Right of First Opportunity and Right of First Refusal with respect to the Intel Space, under the same conditions as if Tenant’s Right of First Opportunity and Right of First Refusal had never been waived.

8. Extension Option. Commencing on the date of the execution of this Amendment by Landlord and Tenant, Tenant shall have the right to extend the Term of the Lease with respect to the Premises pursuant to the terms and conditions of the extension option set forth on Exhibit B attached hereto and by this reference made a part hereof.

9. Tenant’s Permitted Use. Section 1.01Q of the Lease is hereby amended by adding the following to the end of Section 1.01Q: “Notwithstanding anything contained in this Section 1.01Q or elsewhere in the Lease to the contrary, Tenant shall be permitted to use the Premises for computer-aided semiconductor design and development”.

10. Governing Law. This Amendment shall be governed in all respects by the laws of the State of Texas.

11. Amendment. The Lease, as hereby amended, is hereby ratified and confirmed and shall continue in full force and effect.

12. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to said terms in the Lease.

13. Counterparts. The parties hereto may execute this Amendment in one or more identical counterparts, all of which when taken together will constitute one and the same instrument. Copied or telecopied signatures may be attached hereto and shall have the same binding and legal effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

LANDLORD:

Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership

By:	Prentiss Properties I, Inc., a Delaware corporation, general partner

	By:	/s/ William J. Reister
	Name:	William J. Reister
	Title:	Vice President

	By:	/s/ Christopher M. Hipps
	Name:	Christopher M. Hipps
	Title:	Executive Vice President

TENANT:

SigmaTel, Inc.,
a Delaware corporation

By:	/s/ Ross Goolsby
Name:	Ross Goolsby
Title:	CFO

EXHIBIT A-1

Floor Plan of First Expansion Premises

[Attach Floor Plan]

A-1

EXHIBIT A-2

Floor Plan of Second Expansion Premises

[Attach Floor Plan]

A-2

EXHIBIT B

Extension Option

Tenant shall have the right to extend the term of the Lease following the Expiration Date (as extended) (the “Original Term”) for one (1) period of five (5) years (the “Extension Term”), upon and subject to the following terms and conditions:

1. If Tenant so elects to extend the Original Term for the Extension Term, Tenant shall give written notice thereof to Landlord not later than ten (10) months prior to the expiration of the Original Term. Upon receipt of such written notice by Landlord, Landlord and Tenant shall follow the procedure set forth in Paragraph 2 of this Exhibit B. If Landlord and Tenant agree upon the Fair Market Value Rate, or if the Fair Market Value Rate is decided by the procedures set forth in Paragraph 2 of this Exhibit B, the Lease, subject to the provisions of this Exhibit B, shall be automatically extended for the Extension Term with the same force and effect as if the Extension Term had been originally included in the Original Term, upon the same terms and conditions as in the Lease, except that (a) the Base Rent shall be as set forth in Paragraph 4 below, and (b) the terms of the Lease, as amended by this Amendment, relating to any leasehold improvements, shall be of no force or effect and Tenant shall be deemed to accept the Premises in its “as is” condition, unless Landlord and Tenant mutually agree upon an improvement or refurbishment allowance.

2. Within thirty (30) days after receipt of Landlord’s written notice of Tenant’s election to extend, Landlord shall advise Tenant of the applicable Fair Market Value Rate for the Premises for the Extension Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Fair Market Value Rate for the Extension Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination of the Fair Market Value Rate, provide Landlord with written notice of rejection (the “Rejection Notice”) which notice shall include the rate which Tenant believes is the Fair Market Value Rate. If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, Tenant’s extension option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as hereinafter defined) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, then within five (5) business days of receipt of the Rejection Notice, Landlord shall submit to Tenant the names of three qualified real estate brokers. Within five (5) business days of receipt of the names of the qualified real estate brokers, Tenant will select one of the three brokers. The broker selected by Tenant shall select either Landlord’s rate or Tenant’s rate and that rate shall be deemed to be the Fair Market Value Rate for the purposes of this Exhibit B. In order to be “qualified,” each of the three brokers submitted by Landlord to Tenant shall have at least ten (10) years of leasing experience in commercial leases in the suburban office market of Austin, Texas.

3. Tenant’s right to extend the Original Term for the Extension Term, at Landlord’s sole option, shall be of no force or effect if either at the time of exercise of the extension option, or at the time of commencement of the Extension Term, either (a) Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant permitted under Section 8.03 of the Lease) is not in occupancy of eighty percent (80%) of the entire Premises leased from time to time pursuant to the Lease, as amended by this Amendment, or (b) an Event of Default, or any event which with the giving of notice, the passage of time or both would constitute an Event of Default if uncured, has occurred and is outstanding under this Lease.

4. Base Rent for the Premises for the Extension Term shall be an amount equal to ninety-five percent (95%) of the Fair Market Value Rate (as determined by the procedure set forth in Paragraph 2

B-1

of this Exhibit B), multiplied by the Net Rentable Area of the Premises. For purposes hereof the “Fair Market Value Rate” means the arms length fair market annual rental rate per square foot of Net Rentable Area of the Premises (taking into account the “as is” condition of the Premises, all rent concessions and inducements), for a comparable lease term to comparable tenants for space of comparable size in comparable buildings with comparable quality of finish out in the Austin, Texas suburban area.

5. Upon the exercise by Tenant of its option in respect of the Extension Term, the term “Term”, as otherwise defined and used in the Lease, shall mean the Term, as extended for the Extension Term, and the term “Expiration Date”, as otherwise defined and used in the Lease, shall mean the date of expiration of the Extension Term. If Tenant is entitled to and properly exercises its extension option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term of the Lease, Expiration Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice.

6. Any termination, cancellation or surrender of the Lease shall terminate any right of extension for the Extension Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

7. Time shall be of the essence with respect to the exercise by Tenant of its option under this Exhibit B.

B-2